Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alaska Pacific Bancshares, Inc.

We consent to the incorporation by reference in Registration Statements No. 333-58798 and 333-147444 on Form S-8 of Alaska Pacific Bancshares, Inc. of our report dated March 30, 2011, with respect to the consolidated balance sheets of Alaska Pacific Bancshares, Inc. and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive loss, and cash flows for the years then ended, which appear in the December 31, 2010, annual report on Form 10-K of Alaska Pacific Bancshares, Inc.

/s/ Moss Adams LLP

Spokane, Washington
March 30, 2011